Harley-Davidson Announces Second Quarter Results

MILWAUKEE, July 24, 2018 - Harley-Davidson, Inc. (NYSE:HOG) today reported second quarter 2018 results and announced it will share details about its accelerated strategy for growth on July 30, 2018.

Second Quarter 2018

•	EPS $1.45 ($1.52 excluding manufacturing optimization costs)

•	HDFS lower year-over-year provision for credit losses; full-year outlook improved

•	Dividend up versus prior year; repurchased 0.9 million shares

•	Growth in international retail sales

•	Manufacturing optimization initiative on track

•	Confirmed full-year shipment guidance

•	Strategy announcement set for July 30, 2018

Second quarter 2018 GAAP diluted EPS was $1.45. Excluding manufacturing optimization costs, diluted EPS was $1.52. Second quarter 2017 GAAP diluted EPS was $1.48. Second quarter 2018 net income was $242.3 million on consolidated revenue of $1.71 billion versus net income of $258.9 million on consolidated revenue of $1.77 billion in the second quarter of 2017.
Harley-Davidson international retail motorcycle sales were up 0.7 percent in the second quarter of 2018 compared to 2017 and U.S. retail sales were down 6.4 percent. Worldwide retail sales decreased 3.6 percent.

“Our results in the second quarter reflect business performance that is in line with our expectations. With the focus of every employee and dealer, we are making progress building the next generation of Harley-Davidson riders in line with our long-term objectives. Our manufacturing optimization, demand-driving investments and commitment to manage supply in line with demand remain on target and continue to strengthen our business,” said Matt Levatich, president and chief executive officer, Harley-Davidson, Inc.

Strategy to Build Riders Globally
On July 30th, Harley-Davidson will share plans to accelerate its strategy to build the next generation of riders globally. Leveraging core strengths in the business, brand and dealer network, the company intends to invest in opportunities that inspire increased ridership sooner and deliver sustainable growth for the future. Harley-Davidson’s strategy supports the company’s 2027 objectives to: build 2 million new riders in the U.S., grow its international business to 50 percent of annual volume, launch 100 new high impact motorcycles and do so profitably and sustainably.
Harley-Davidson’s accelerated strategy will deliver:

•	New products -Keep current riders engaged and inspire a new generation of Harley-Davidson riders

•	Broader access - Meet customers where they are and how they want to engage with a multi-channel retail experience

•	Stronger dealers - Drive a performance framework to improve our dealer financial strength and the Harley-Davidson customer experience

The company believes its accelerated strategy is in line with and reinforces its objectives to drive revenue growth and expand operating margins. The company expects to fund strategic opportunities while maintaining its current investment and return profile and capital allocation strategy.
“We will take bold actions that better leverage our vast capabilities and competitive firepower -excellence in product development, manufacturing, brand and our great dealer network. We will motivate our existing loyal riders and inspire future riders who are not even thinking about two-wheeled freedom,” stated Levatich. “We are tapping into the spirit that drove our founders back in 1903. Our plan will redefine existing boundaries of our brand -

reaching more customers through new types of products and channels and doing so in a way that reinforces all we stand for as a brand and as a company. We’re out to secure the legacy of Harley-Davidson freedom for the next generations of riders.”

Building Riders
As Harley-Davidson continues to build the next generation of riders globally, the company increased its reach and impact during the second quarter through a wide range of efforts including:

•	Expanded Hooligan racing at the X Games and brought the first-ever flat track racing event to India

•	Improved rate of Riding Academy participants who purchased Harley-Davidson motorcycles

•	Drove 4.5 million visits to HD.com, a 29 percent increase

•	Delivered 36.7 million social media impressions from #MotorcycleMonday; reached over 6 million Facebook viewers with #freedomstories and #harleyasia

•
Garnered 9.8 million social media views of #FindYourFreedom interns content. From 7,500 applications, selected 8 young riders to explore U.S. motorcycle culture on their new Harley-Davidson motorcycles and inspire new riders along the way

•	Increased access to Harley-Davidson by adding new international dealers and new apparel and lifestyle boutiques in popular shopping areas

Manufacturing Optimization
To further improve its manufacturing operations and cost structure, in the first quarter of 2018 the company commenced its multi-year manufacturing optimization initiative anchored by the consolidation of its motorcycle assembly plant in Kansas City, Mo. into its plant in York, Pa. The company continues to expect to incur restructuring and other consolidation costs of $170 million to $200 million and capital investment of approximately $75 million through 2019 and expects ongoing annual cash savings of $65 million to $75 million after 2020. In the second quarter 2018, costs related to the manufacturing optimization were $14.8 million and year-to-date were $62.3 million.

Harley-Davidson Retail Motorcycle Sales

Vehicles	2nd Quarter			6 months
	2018	2017	Change	2018	2017	Change
U.S.	46,490	49,668	(6.4)%	75,799	82,984	(8.7)%
EMEA	17,844	17,230	3.6%	28,706	27,397	4.8%
Asia Pacific	7,718	8,308	(7.1)%	14,047	15,171	(7.4)%
Latin America	2,569	2,355	9.1%	5,075	4,697	8.0%
Canada	3,807	3,827	(0.5)%	5,887	6,188	(4.9)%
International Total	31,938	31,720	0.7%	53,715	53,453	0.5%
Worldwide Total	78,428	81,388	(3.6)%	129,514	136,437	(5.1)%

The U.S. 601+cc industry was down 6.3 percent in the second quarter compared to 2017. Harley-Davidson’s second quarter U.S. market share was 48.4 percent in the U.S. The 601+cc industry in Europe was down 0.8 percent in the second quarter compared to 2017. Harley-Davidson’s second quarter Europe market share was up 0.9 percentage point to 10.4 percent.

Motorcycles and Related Products Segment Results

$ in thousands	2nd Quarter			6 months
	2018	2017	Change	2018	2017	Change
Motorcycle Shipments (vehicles)	72,593	81,807	(11.3)%	136,537	152,638	(10.5)%
Revenue
Motorcycles	$1,201,453	$1,252,162	(4.0)%	$2,323,126	$2,335,801	(0.5)%
Parts & Accessories	$231,014	$236,516	(2.3)%	$400,089	$404,539	(1.1)%
General Merchandise	$68,653	$63,017	8.9%	$125,254	$118,853	5.4%
Gross Margin	34.9%	36.3%	(1.4) pts.	34.8%	36.1%	(1.3) pts.
Operating Income	$243,406	$317,352	(23.3)%	$416,244	$553,898	(24.9)%
Operating Margin	16.0%	20.1%	(4.1) pts.	14.4%	19.1%	(4.7) pts.

Second quarter revenue from the Motorcycles and related products segment (Motorcycles segment) was down versus the prior year. Operating margin as a percent of revenue decreased in the quarter compared to 2017 primarily due to lower shipments, costs associated with our manufacturing optimization initiative and higher operating expenses.

Financial Services Segment Results

$ in thousands	2nd Quarter			6 months
	2018	2017	Change	2018	2017	Change
Revenue	$188,102	$188,034	0	$366,276	$361,255	1.4%
Operating Income	$80,541	$81,935	(1.7)%	$144,120	$134,571	7.1%

Financial Services segment operating income decreased modestly in the second quarter compared to 2017.

Income Tax Rate
Harley-Davidson's year-to-date effective tax rate was 24.1 percent compared to 34.4 percent in 2017. The decreased tax rate was due to the favorable impact of the 2017 Tax Cuts and Jobs Act.

Other Results
Cash and cash equivalents were $978.7 million at the end of Q2 2018, compared to $988.5 million in 2017. Harley-Davidson generated $735.9 million of cash from operating activities year-to-date in 2018 compared to $627.1 million in 2017. The company paid a cash dividend of $0.37 per share for the second quarter, an increase of 1.4 percent compared to the prior year. On a discretionary basis, Harley-Davidson repurchased 0.9 million shares of its common stock during the second quarter for $38.2 million. During the quarter, there were approximately 167.2 million weighted-average diluted common shares outstanding. At the end of the quarter, 23.2 million shares remained on board-approved share repurchase authorizations.

2018 Outlook
For the full-year 2018, the company continues to expect the following:

•	Motorcycle shipments to be approximately 231,000 to 236,000 motorcycles. In the third quarter, the company expects to ship approximately 45,500 to 50,500 motorcycles

•	Capital expenditures of $250 million to $270 million including approximately $50 million to support manufacturing optimization

•	Effective tax rate of approximately 23.5 to 25.0 percent

The company has adjusted its outlook relating to the following and now expects:

•	Motorcycles segment operating margin as a percent of revenue to be approximately 9 to 10 percent given the expected impact of tariffs in 2018

•	Financial Services segment operating income to be flat to up slightly given strong year-to-date performance

Company Background
Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Since 1903, Harley-Davidson Motor Company has fulfilled dreams of personal freedom with custom, cruiser and touring motorcycles, riding experiences and events and a complete line of Harley-Davidson motorcycle parts, accessories, general merchandise, riding gear and apparel. Harley-Davidson Financial Services provides wholesale and retail financing, insurance, extended service and other protection plans and credit card programs to Harley-Davidson dealers and riders in the U.S., Canada and other select international markets. For more information, visit Harley-Davidson's Web site at www.harley-davidson.com.

Webcast Presentation
Harley-Davidson will discuss second quarter 2018 results on a webcast at 8:00 a.m. CT today. The webcast login and supporting slides can be accessed at http://investor.harley-davidson.com/news-and-events/events-and-presentations. The audio replay will be available by approximately 10:00 a.m. CT.

Non-GAAP Measures
This press release includes financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP) and are therefore referred to as non-GAAP financial measures. The non-GAAP measures described below are intended to be considered by users as supplemental information to the equivalent GAAP measures, to aid investors in better understanding the Company’s financial results. The Company believes that these non-GAAP measures provide useful perspective on underlying business results and trends, and a means to assess period-over-period results. These non-GAAP measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP measures may not be the same as similarly titled measures used by other companies due to possible differences in method and in items or events being adjusted.
The non-GAAP measures included in this press release are diluted EPS excluding manufacturing optimization costs and net income excluding manufacturing optimization costs. Manufacturing optimization costs include restructuring expenses and costs associated with temporary inefficiencies incurred in connection with the manufacturing optimization initiative. A reconciliation of these non-GAAP measures to the comparable GAAP measure is included later in this press release.
Forward-Looking Statements
The company intends that certain matters discussed in this release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the company "believes”, "anticipates”, "expects”, "plans”, or "estimates" or words of similar meaning. Similarly, statements that describe future plans, strategies, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, unfavorably or favorably, from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

The company's ability to meet the targets and expectations noted depends upon, among other factors, the company's ability to (i) execute its business strategies, including the elements of the strategy for growth that the company will disclose on July 30, 2018, (ii) manage the impact that new or adjusted tariffs may have on the cost of raw materials and components and our ability to sell product internationally, (iii) execute its strategy of growing ridership, globally, (iv) effectively execute the company’s manufacturing optimization initiative within expected costs and timing, (v) successfully adjust to shifting global consumer needs and interests, (vi) develop and introduce products, services and experiences that are successful in the marketplace, (vii) manage the impact that prices for and supply of used motorcycles may have on its business, including on retail sales of new motorcycles, (viii) balance production volumes for its new motorcycles with consumer demand, (ix) manage risks that arise through expanding international manufacturing, operations and sales, (x) manage through changes in general economic and business conditions, including changing capital, credit and retail markets, and the changing political environment, (xi) prevent and detect any issues with its motorcycles or any associated manufacturing processes to avoid delays in new model launches, recall campaigns, regulatory agency investigations, increased warranty costs or litigation and adverse effects on its reputation and brand strength, and carry out any product programs or recalls within expected costs and timing, (xii) continue to manage the relationships and agreements that the company has with its labor unions to help drive long-term competitiveness, (xiii) accurately estimate and adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (xiv) continue to develop the capabilities of its distributors and dealers and manage the risks that its independent dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand, (xv) retain and attract talented employees, (xvi) prevent a cybersecurity breach involving consumer, employee, dealer, supplier, or company data and respond to evolving regulatory requirements regarding data security, (xvii) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS' loan portfolio, (xviii) adjust to tax reform, healthcare inflation and reform and pension reform, and successfully estimate the impact of any such reform on the company’s business, (xix) manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles, (xx) manage supply chain issues, including quality issues and any unexpected interruptions or price increases caused by raw material shortages or natural disasters, (xxi) implement and manage enterprise-wide information technology systems, including systems at its manufacturing facilities, (xxii) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (xxiii) manage its exposure to product liability claims and commercial or contractual disputes, and (xxiv) successfully access the capital and/or credit markets on terms (including interest rates) that are acceptable to the company and within its expectations.

In addition, the company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Other factors are described in risk factors that the company has disclosed in documents previously filed with the Securities and Exchange Commission.

The company's ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the company's independent dealers to sell its motorcycles and related products and services to retail customers. The company depends on the capability and financial capacity of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the company. In addition, the company's independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.

The statements in this release relating to the strategy for growth that the company will disclose on July 30, 2018 generally represent only the company’s goals, aims and objectives regarding the strategy and potential results from the strategy. By their nature, the risk and uncertainty associated with these goals, aims, and objectives are greater than those associated with near-term guidance.

Contacts: Media, Michael Pflughoeft, +1-414-343-7100; Financial, Amy Giuffre, +1-414-343-8002

Harley-Davidson, Inc.
Condensed Consolidated Statements of Income(1)
(In thousands, except per share amounts)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Six months ended
	July 1, 2018	June 25, 2017	July 1, 2018	June 25, 2017
Motorcycles and Related Products revenue	$1,525,121	$1,577,135	$2,889,068	$2,905,846
Gross profit	532,085	572,962	1,005,858	1,047,785
Selling, administrative and engineering expense	276,309	255,610	530,402	493,887
Restructuring expense	12,370	—	59,212	—
Operating income from Motorcycles and Related Products	243,406	317,352	416,244	553,898

Financial Services revenue	188,102	188,034	366,276	361,255
Financial Services expense	107,561	106,099	222,156	226,684
Operating income from Financial Services	80,541	81,935	144,120	134,571

Operating income	323,947	399,287	560,364	688,469
Other income (expense), net	645	2,295	865	4,591
Investment income	2,533	577	3,736	1,456
Interest expense	7,728	7,726	15,418	15,399
Income before provision for income taxes	319,397	394,433	549,547	679,117
Provision for income taxes	77,059	135,566	132,446	233,881
Net income	$242,338	$258,867	$417,101	$445,236

Earnings per common share:
Basic	$1.45	$1.48	$2.49	$2.54
Diluted	$1.45	$1.48	$2.48	$2.53

Weighted-average common shares:
Basic	166,589	174,409	167,364	175,178
Diluted	167,204	175,324	168,189	176,170

Cash dividends per common share	$0.370	$0.365	$0.740	$0.730

(1) See note regarding the adoption of new accounting standards below.

Harley-Davidson, Inc.
Reconciliation of GAAP Amounts to Non-GAAP Amounts
(In thousands, except per share amounts)

	(Unaudited)	(Unaudited)
	Three months ended	Six months ended
	July 1, 2018	July 1, 2018
Net income excluding manufacturing optimization costs
Net income (GAAP)	$242,338	$417,101
Restructuring expense and cost of temporary inefficiencies	14,758	62,332
Tax effect of adjustments(1)	(3,579)	(15,116)
Adjustments net of tax	11,179	47,216
Adjusted net income (Non-GAAP)	$253,517	$464,317

Diluted earnings per share excluding manufacturing optimization costs
Diluted earnings per share (GAAP)	$1.45	$2.48
Adjustments net of tax, per share	0.07	0.28
Adjusted diluted earnings per share (Non-GAAP)	$1.52	$2.76

Weighted average diluted shares outstanding	167,204	168,189

(1) The income tax effect of adjustments has been computed using the company's effective income tax rate excluding discrete items.

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets(1)
(In thousands)

	(Unaudited)		(Unaudited)
	July 1, 2018	December 31, 2017	June 25, 2017
ASSETS
Current assets:
Cash and cash equivalents	$978,749	$687,521	$988,476
Accounts receivable, net	335,594	329,986	330,933
Finance receivables, net	2,252,956	2,105,662	2,338,533
Inventories	465,373	538,202	372,012
Restricted cash	44,386	47,518	63,225
Other current assets	166,362	175,853	151,423
Total current assets	4,243,420	3,884,742	4,244,602
Finance receivables, net	5,060,246	4,859,424	4,994,002
Other long-term assets	1,242,356	1,228,506	1,249,167
	$10,546,022	$9,972,672	$10,487,771
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued liabilities	$859,654	$757,419	$860,758
Short-term debt	1,327,307	1,273,482	928,445
Current portion of long-term debt, net	945,463	1,127,269	1,565,558
Total current liabilities	3,132,424	3,158,170	3,354,761
Long-term debt, net	4,868,346	4,587,258	4,678,350
Pension and postretirement healthcare liabilities	169,283	173,359	217,820
Other long-term liabilities	214,443	209,608	190,673

Total shareholders’ equity	2,161,526	1,844,277	2,046,167
	$10,546,022	$9,972,672	$10,487,771

(1) See note regarding the adoption of new accounting standards below.

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows(1)
(In thousands)

	(Unaudited)	(Unaudited)
	Six months ended
	July 1, 2018	June 25, 2017
Net cash provided by operating activities	$735,859	$627,068

Cash flows from investing activities:
Capital expenditures	(69,293)	(69,816)
Finance receivables, net	(286,902)	(330,040)
Other	(11,758)	7,031
Net cash used by investing activities	(367,953)	(392,825)

Cash flows from financing activities:
Proceeds from issuance of medium-term notes	1,144,018	893,668
Repayments of medium-term notes	(877,488)	(400,000)
Repayments of securitization debt	(183,453)	(275,659)
Net increase (decrease) in credit facilities and unsecured commercial paper	56,280	(128,787)
Borrowings of asset-backed commercial paper	120,903	341,625
Repayments of asset-backed commercial paper	(100,660)	(77,732)
Dividends paid	(124,680)	(128,452)
Purchase of common stock for treasury	(111,227)	(243,055)
Issuance of common stock under employee stock option plans	1,965	7,432
Net cash used by financing activities	(74,342)	(10,960)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(10,091)	12,457

Net increase in cash, cash equivalents and restricted cash	$283,473	$235,740

Cash, cash equivalents and restricted cash:
Cash, cash equivalents and restricted cash - beginning of period	$746,210	$827,131
Net increase in cash, cash equivalents and restricted cash	283,473	235,740
Cash, cash equivalents and restricted cash - end of period	$1,029,683	$1,062,871

Reconciliation of cash, cash equivalents and restricted cash to the Consolidated Balance Sheet:
Cash and cash equivalents	$978,749	$988,476
Restricted cash	44,386	63,225
Restricted cash included in other long-term assets	6,548	11,170
Total cash, cash equivalents and restricted cash shown in the Statement of Cash Flows	$1,029,683	$1,062,871

(1) See note regarding the adoption of new accounting standards below.

Adoption of New Accounting Standards
On January 1, 2018, the Company adopted the following new accounting standards updates (ASUs):

ASU 2014-09 Revenue from Contracts with Customers was adopted using the modified retrospective method. As a result, the Company recorded a $6.0 million increase to the opening balance of retained earnings as of January 1, 2018.

ASU 2016-18 Statement of Cash Flows (Topic 230): Restricted Cash was adopted on a retrospective basis. As a result, the change in restricted cash has been excluded from financing activities and included in the change in cash, cash equivalents and restricted cash and the prior period has been recast to reflect the new presentation.

ASU 2017-07 Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost was adopted on a retrospective basis. As a result, the non-service cost components of net periodic benefit cost have been presented in Other income (expense), net and the prior period has been recast to reflect the new presentation.

Motorcycles and Related Products Revenue and
Motorcycle Shipment Data
(Unaudited)

	Three months ended		Six months ended
	July 1, 2018	June 25, 2017	July 1, 2018	June 25, 2017
MOTORCYCLES AND RELATED PRODUCTS REVENUE(1) (in thousands)
Motorcycles	$1,201,453	$1,252,162	$2,323,126	$2,335,801
Parts & Accessories	231,014	236,516	400,089	404,539
General Merchandise	68,653	63,017	125,254	118,853
Licensing	10,407	10,058	18,765	19,333
Other	13,594	15,382	21,834	27,320
	$1,525,121	$1,577,135	$2,889,068	$2,905,846
MOTORCYCLE SHIPMENTS:
United States	43,047	52,966	81,844	98,750
International	29,546	28,841	54,693	53,888
Total	72,593	81,807	136,537	152,638
MOTORCYCLE PRODUCT MIX:
Touring	31,064	36,650	61,921	65,718
Cruiser	24,348	25,247	45,902	50,401
Sportster® / Street	17,181	19,910	28,714	36,519
Total	72,593	81,807	136,537	152,638

(1) In connection with the adoption of ASU 2014-09, the Company has revised its presentation of disaggregated revenue and the prior period has been recast to reflect the new presentation.

Worldwide Retail Sales of Harley-Davidson Motorcycles(1)

	Three months ended		Six months ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017

United States	46,490	49,668	75,799	82,984

Europe(2)	16,012	15,357	25,728	24,341
EMEA - Other	1,832	1,873	2,978	3,056
Total EMEA	17,844	17,230	28,706	27,397

Asia Pacific(3)	5,096	5,749	9,548	10,646
Asia Pacific - Other	2,622	2,559	4,499	4,525
Total Asia Pacific	7,718	8,308	14,047	15,171

Latin America	2,569	2,355	5,075	4,697
Canada	3,807	3,827	5,887	6,188
Total International Retail Sales	31,938	31,720	53,715	53,453
Total Worldwide Retail Sales	78,428	81,388	129,514	136,437
(1) Data source for retail sales figures shown above is new sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and the Company does not regularly verify the information that its dealers supply. This information is subject to revision.

(2) Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom.

(3)Asia Pacific data includes Japan, Australia, New Zealand and Korea.
Motorcycle Registration Data(1)

	Six months ended
	June 30, 2018	June 30, 2017
United States(2)	151,988	165,586
Europe(3)	252,656	254,721

(1) Data includes on-road 601+cc models. On-road 601+cc models include dual purpose models, three-wheeled motorcycles and autocycles.

(2) United States data is derived from information provided by Motorcycle Industry Council (MIC). This third-party data is subject to revision and update.

(3) Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. Industry retail motorcycle registration data includes 601+cc models derived from information provided by Association des Constructeurs Europeens de Motocycles (ACEM), an independent agency. This third-party data is subject to revision and update.